Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 7, 2005 by and among SPRINT CORPORATION, a Kansas corporation (“SPRINT”), SPRINT/UNITED MANAGEMENT COMPANY, a Kansas corporation and Subsidiary of SPRINT (“SUMC”) (SPRINT, SUMC and their Subsidiaries are collectively referred to herein as the “Company”; prior to the Spin-Off, “Company” may refer to SPRINT individually or to SPRINT, SUMC and their Subsidiaries collectively, as the context may require; after the Spin-Off, “Company” shall refer to SpinCo individually or to SpinCo and its Subsidiaries collectively), and Daniel R. Hesse (“Executive”) (certain capitalized terms used herein being defined in Article 7).

WHEREAS, the Board desires to employ Executive in the position and on the terms and conditions set forth below, and Executive desires to accept such employment; and

WHEREAS, the Company and Executive desire to enter into this Agreement embodying the terms of such employment;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

POSITION; TERM OF AGREEMENT

Section 1.01. Position. (a) On June 7, 2005, Executive shall commence service as Chief Executive Officer of Sprint’s Local Telecommunications Division, reporting directly to the Chief Executive Officer of Sprint (such commencement date, the “Effective Date”). Immediately following the Spin-Off, Executive shall serve as President and Chief Executive Officer of SpinCo reporting directly to the Board and shall be a member of the Board. The Company’s headquarters in the Kansas City, Kansas greater metropolitan area shall be Executive’s principal job location.

(b) As Chief Executive Officer of SpinCo, Executive shall have such duties and authority, consistent with such position, as shall be determined from time to time by the Board and as is customary for the position of chief executive officer of a company of the size and nature of the business of SpinCo; provided, however, that Executive shall be the highest ranking Senior Officer of SpinCo and that prior to the Spin-Off Executive shall report to the Chief Executive Officer of Sprint and following the Spin-Off, Executive shall report only to the Board, provided, further, that following the Spin-Off all employees of SpinCo shall report, directly or indirectly, to Executive.

(c) Starting on the Effective Date, during the Employment Term Executive will devote substantially all of his business time to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior written consent of the Board; provided that nothing herein shall be deemed to preclude Executive, subject to the prior written consent of the Board, from serving on any business, civic or charitable board, as long as such activities do not materially interfere with the performance of Executive’s duties hereunder. The Board shall be deemed to have consented from the Effective Date through the Spin-Off to Executive’s continuing to serve on the business, civic and charitable boards set forth on Exhibit A hereto. Following the Spin-Off, such service shall be subject to the further consent of the Board.

Section 1.02. Term. Executive shall be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on June 30, 2008 (the “Employment Term”). On June 30, 2008 and each June 30 thereafter, the Employment Term shall automatically be extended for one additional year unless not later than 90 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term. Notification requirements for a termination shall be subject to the provisions set forth in the definition of “Termination Date” as set forth in Article 7.

ARTICLE 2

COMPENSATION AND BENEFITS

Section 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary at the initial annual rate of $900,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. Base Salary shall be reviewed annually by the Board or a committee thereof to which the Board may from time to time have delegated such authority (the “Committee”) for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be. “Base Salary” shall mean Executive’s annual base salary as it may be increased from time to time.

Section 2.02. Bonus. Subject in each case to Executive’s continued employment as contemplated hereby:

(a) (i) With respect to each fiscal year in the Employment Term, Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan, with an annual target bonus opportunity of at least 120% of Base Salary (the “Basic Target Bonus Amount”) and a maximum bonus payout not to exceed 200% of Basic Target Bonus Amount. Basic Target Bonus Amount shall be reviewed annually by the Board or the Committee for possible increase (but not decrease) in the sole discretion of the Board or the Committee, as the case may be. Except as provided in Section 2.02(a)(ii) or as may be payable pursuant to Article 3, Executive is not guaranteed the payment of any annual bonus.

(ii) Notwithstanding the foregoing, Executive shall be entitled to a minimum annual bonus for 2005 of a pro-rata portion, based on the number of days Executive is employed with the Company in 2005, of the greater of $1,050,000 or the actual annual bonus payable based on Company performance for 2005 with respect such an annual target bonus opportunity under the Short-Term Incentive Plan. In the event Executive’s employment terminates prior to January 1, 2006, the payment of such bonus shall be subject to the provisions of Article 3; provided, however, that otherwise, such bonus shall be paid at the same time as annual bonuses for 2005 are paid to other Senior Officers (but not later than March 15, 2006).

Section 2.03. Initial Option and Restricted Stock Unit Grants.

(a) As of the Effective Date, the Company shall cause the grant to Executive of nonqualified stock options under the Company’s 1997 Long-Term Stock Incentive Program (the “1997 Program”) to purchase 408,000 shares of FON Common Stock, at an exercise price equal to the Fair Market Value of a share of FON Common Stock on the Effective Date (the “Initial Options”). Subject to the Executive’s continued employment with the Company, the Initial Options shall become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the Effective Date. The Initial Options shall otherwise have the standard terms set forth in, and shall be subject to, the 1997 Program except that the Initial Options shall contain provisions which are consistent with the provisions of this Agreement, including without limitation Sections 3.02 and 3.05 hereof.

(b) As of the Effective Date, the Company shall cause the grant to Executive under the 1997 Program of 157,000 restricted stock units relating to and payable on a one-for-one basis in FON Common Stock (the “Initial RSUs”). The initial RSUs shall vest in full, subject to Executive’s continued employment with the Company, on the third anniversary of the Effective Date. Unless Executive elects in the time and manner specified by the Company to defer the payment of all or a portion of the vested Initial RSUs, upon vesting such vested Initial RSUs shall be converted into shares of FON Common Stock, which shares shall be promptly distributed to Executive. Except as otherwise set forth in this Agreement, the Initial RSUs shall have the standard terms set forth in, and shall be subject to, the 1997 Program except that the Initial RSUs shall contain provisions which are consistent with the provisions of this Agreement, including without limitation Sections 3.02 and 3.05 hereof.

(c) (i) In connection with the Spin-Off, the Initial Options shall be adjusted into options relating to Sprint and/or SpinCo equity securities in such manner as may be equitably determined by the Committee.

(ii) In connection with the Spin-Off, the Initial RSUs shall be converted into restricted stock units relating to SpinCo common stock having a value equivalent to the Initial RSUs as of the Spin-Off.

(iii) All such adjusted options and converted restricted stock units shall contain provisions which are consistent with the provisions of this Agreement, including without limitation Sections 3.02 and 3.05 hereof.

(d) The Initial Option and Initial RSU award shall contain provisions consistent with those contained in, and shall be substantially in the form of, Exhibit B hereto.

Section 2.04. Sign-on Bonus and First Annual Equity Award. (a) On the Effective Date, the Company shall pay Executive a sign-on bonus of $600,000 in cash in a lump sum.

(b) The first annual long-term equity incentive award by the Company to Executive following the grant of the Initial Options and Initial RSUs shall be made in 2006 at the same time as such grants are made to other executives of the Company designated to be transferred to SpinCo and may consist of one or more grants, having such terms and conditions, including performance conditions, as the Committee may determine; provided, however, that such award shall contain provisions which are consistent with the provisions of this Agreement, including without limitation Sections 3.02 and 3.05 hereof., and shall have an aggregate grant date value as determined by the Committee of not less than $7,000,000 (the “First Annual Award”). To the extent that the First Annual Award consists of stock options or restricted stock units, it shall contain provisions which are consistent with the provisions of Exhibit B hereto (subject to the provisions of Article 3 hereof) as well as any performance conditions as the Committee may determine. Provided that Executive is continuously employed by the Company through the earlier of (w) the date on which such grants are made to other executives of the Company designated to be transferred to SpinCo and (x) March 15, 2006, the First Annual Award shall be granted to Executive not later than the earlier of (y) December 31, 2006 and (z) immediately prior to the first to occur of the termination of Executive’s employment (i) without Cause, (ii) for Good Reason or (iii) for Constructive Discharge. In connection with the Spin-Off, the First Annual Award shall be converted into an award relating to Sprint and/or SpinCo equity securities in such manner as may be equitably determined by the Committee.

Section 2.05. Employee Benefits. (a) During the Employment Term Executive shall be eligible to participate in compensation programs and to receive employee benefits, perquisites, vacation and indemnification on terms and conditions no less favorable than those made available generally to the Senior Officers designated to be transferred to SpinCo, as such compensation programs, benefits, perquisites, vacation and indemnification arrangements shall be in effect from time to time.

Section 2.06. Business Expenses and Relocation. (a) Reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies as in effect from time to time.

(b) Executive shall be required to relocate to the greater Kansas City metropolitan area promptly after the Effective Date. In connection with such relocation, Executive shall be eligible to participate in Sprint’s Executive – New Employee Relocation Program, exceptions to which shall be administered in a manner consistent with Sprint’s normal exception process thereunder subject in each case to approval by the Chief Executive Officer of Sprint, including with respect to the purchase of Executive’s home, interim living arrangements, and transportation and storage of belongings.

ARTICLE 3

CERTAIN BENEFITS

Section 3.01. Certain Events. (a) A “Qualifying Event” means the involuntary termination of Executive’s employment by the Company other than (x) for Cause, or (y) by reason of Executive’s death or Disability.

(b) A “Severance Event” means any of the following events: (i) Executive’s voluntary termination of employment for Good Reason, provided the event or events constituting Good Reason occur during the Employment Term and within the 24 month period following a Change in Control or (ii) a Qualifying Event occurring during such 24-month period.

(c) A “Separation Event” means any of the following events: (i) Executive’s voluntary termination of employment for Constructive Discharge; provided (x) the event or events constituting a Constructive Discharge occur during the Employment Term and other than during the 24-month period beginning on the date of a Change in Control and (y) such termination occurs within 90 days after the occurrence of an event constituting a Constructive Discharge; or (ii) a Qualifying Event occurring other than during the 24-month period beginning on the date of a Change in Control.

(d) In the event of any termination of employment during the Employment Term, Executive shall be entitled to receive from the Company, subject to Executive’s execution of a release in form and substance reasonably acceptable to Executive and Company, either the Severance Benefits to the extent and as described in Section 3.03, the relevant Separation Benefits to the extent and as described in Section 3.04, or the benefits to the extent and as described in Section 3.05, as the case may be.

Section 3.02. Treatment of Equity-Based Awards. (a) Notwithstanding the provisions of the 1997 Program, in the event that a Severance Event occurs during the Employment Term, or in the event of a Separation Event within two months following Abandonment of the Spin-Off, subject to Executive’s not being in willful and material breach of subsections (b)-(h) of Section 6.15 the Initial Options, Initial RSUs and First Annual Award (collectively, “Awards”) shall continue to vest during the Continuation Period and to the extent not vested on the last day of the Continuation Period, shall become immediately vested and nonforfeitable (and to the extent such Awards are options, exercisable) on that day. Subject to Executive’s compliance with Section 6.15, such options shall remain exercisable until the expiration of six months following the last day of the Continuation Period (the “Option Termination Date”). All other equity-based awards made to Executive during the Employment Term shall be governed by their terms upon such a termination.

(b) Notwithstanding the provisions of the 1997 Program, in the event that a Separation Event occurs during the Employment Term other than as described in Section 3.02(a), subject to Executive’s not being in willful and material breach of subsections (b)-(h) of Section 6.15, unvested Awards held by Executive shall continue to vest during the Continuation Period and to the extent not vested on the last day of the Continuation Period, the Initial Options and Initial

RSUs shall vest on that day and any unvested portion of the First Annual Award shall be forfeited. To the extent Awards becoming so vested are options, the vested Initial Options shall remain exercisable until the Option Termination Date and the vested option portion of the First Annual Award shall remain exercisable until three months following the last day of the Continuation Period. All other equity-based awards made to Executive during the Employment Term shall be governed by their terms upon such a termination.

(c) Except as otherwise provided herein, in the event of the termination of Executive’s employment for Cause the treatment of Awards shall be governed by the standard terms set forth in the 1997 Program and in the event of Executive’s death or Disability during the Employment Term, the treatment of Awards shall be governed by Section 3.05 hereof.

(d) In the event of Executive’s voluntary termination of employment other than upon a Constructive Discharge or for Good Reason or upon the lapse of this Agreement pursuant to a notice of non-renewal by Executive under Section 1.02, all unvested Awards shall be immediately forfeited and to the extent that Awards are options that were exercisable immediately prior to such termination of employment, subject to Executive’s not being in willful and material breach of subsections (b)-(h) of Section 6.15, such vested options shall remain exercisable until the expiration of three months following the date of such termination.

Section 3.03. Other Severance Benefits. Except to the extent provided in Section 6.07 and Section 6.08, Executive shall be entitled to the following benefits (the “Severance Benefits”) upon a Severance Event:

(a) (i) The Company shall pay Executive as soon as practicable a lump sum, in cash, equal to Executive’s earned but unpaid Base Salary and any other earned but unpaid cash entitlements for the period through and including the date of termination of Executive’s employment, including unused earned vacation pay and unreimbursed documented business expenses (collectively, “Accrued Compensation”).

(ii) The Company shall pay to Executive as soon as practicable an amount in cash equal to the product of (x) the greater of Executive’s target bonus opportunity for the year in which the Change in Control occurred and the year in which the Severance Event occurs (such greater amount, the “CIC Bonus Amount”) times (y) a fraction, the numerator of which is the number of days in the year of termination through the Termination Date and the denominator of which is 365.

(iii) In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the date of termination of Executive’s employment under any other employee benefit plans, policies, practices, programs and arrangements maintained by the Company, in accordance with their terms, except as modified herein (collectively, “Accrued Benefits”).

(b) The Company shall pay Executive compensation during the Continuation Period at an annual rate equal to the sum of the amounts set forth in Clauses (i) and (ii) below, payable in equal monthly installments (each such installment, the “Severance Amount”) during the Continuation Period in accordance with the applicable Company payroll system:

(i) Executive’s Base Salary at its highest annual rate in effect during the period beginning immediately prior to the date of the Change in Control to which such Severance Event relates and ending on the date of such Severance Event; and

(ii) the CIC Bonus Amount.

(c) Except as otherwise provided herein, during the Continuation Period the Company will provide Executive with all applicable executive perquisites that Executive was receiving or was entitled to receive on the Termination Date (the “Additional Benefits”).

Section 3.04. Other Separation Benefits. (a) Except to the extent provided in Section 6.07 and Section 6.08, upon a Separation Event Executive shall be entitled to the benefits set forth below (the “Separation Benefits”):

(i) The Accrued Compensation;

(ii) The Accrued Benefits;

(iii) An amount in cash equal to the product of (x) Executive’s actual annual bonus under the Short-Term Incentive Plan for the year in which Executive’s employment terminates based on the actual performance for such year, times (y) a fraction, the numerator of which is the number of days in such year through the Termination Date and the denominator of which is 365 (the “Pro-Rata Bonus Amount”). The Pro-Rata Bonus Amount shall be paid to Executive at the time benefits under the Short-Term Incentive Plan for such year are paid to other participants therein and it shall not be a requirement that Executive be employed by the Company at the time such benefits are payable to other participants; and

(iv) Compensation during the Continuation Period at an annual rate equal to the sum of (i) the Base Salary as in effect at the time of such termination and (ii) Executive’s target bonus opportunity under the Short-Term Incentive Plan for the year in which the Separation Event occurs, payable in equal monthly installments (each such installment, the “Separation Amount”) during the Continuation Period in accordance with the applicable Company payroll system.

(b) During the Continuation Period, except as otherwise provided herein the Company will provide Executive with the Additional Benefits.

Section 3.05. Other Terminations. Upon termination of Executive’s employment by reason of death or Disability or upon termination of Executive’s employment for Cause, Executive shall be entitled to:

(i) The Accrued Compensation; and

(ii) The Accrued Benefits.

For the avoidance of doubt, upon termination of Executive’s employment due to death or Disability, the Initial Options, the Initial RSUs, and, if applicable, the First Annual Award shall fully vest and, in the case of death, any options attributable to the Awards shall continue to be exercisable for 12 months following death and, in the case of disability, shall continue to be exercisable for 60 months following the date of Disability. Anything herein, or in any other plan, program or arrangement of the Company, notwithstanding, the entitlements set forth in the preceding sentence shall apply whether death or Disability occurs during or following the first 12 months from the date of any such Award grant.

ARTICLE 4

CERTAIN TAX REIMBURSEMENT PAYMENTS

Section 4.01. Initial Determinations By Accounting Firm. In the event that a Change in Control or Severance Event occurs such that Executive is entitled to any payments or benefits related thereto or the Executive receives payments or benefits from the Company which are subject to the excise tax imposed by Section 4999 of the Code, the Company shall retain a national accounting firm selected by the Company and reasonably acceptable to Executive (the “Accounting Firm”) to perform the calculations contemplated by this Article 4. The Accounting Firm shall have discretion to retain an independent appraiser with adequate expertise (the “Appraiser”) to provide any valuations necessary for the Accounting Firm’s calculations hereunder. The Company shall pay all the fees and costs associated with the work performed by the Accounting Firm and any Appraiser retained by the Accounting Firm. If the Accounting Firm has performed services for any person, entity or group in connection with the related Change in Control, Executive may select an alternative national accounting firm to be the Accounting Firm. If the Appraiser otherwise performs work for any of the entities involved in the Change in Control or their affiliates (or has performed work for any such entity within the three years preceding the calculations hereunder), then Executive may select an alternative appraiser of national stature with adequate expertise to be the Appraiser. The Accounting Firm shall provide promptly to both the Company and Executive a written report setting forth the calculations required under this Agreement, together with a detail of all relevant supportive data, valuations and calculations. All determinations of the Accounting Firm shall be binding on Executive and the Company. When making the calculations required hereunder, Executive shall be deemed to pay: (x) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the taxable year for which any such calculation is made; and (y) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the taxable year for which any such calculation is made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

The Accounting Firm shall determine (the “Initial Determination”) the aggregate amount of all payments, benefits and distributions provided to Executive or for Executive’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, plan or arrangement of the Company or otherwise (other than any payment pursuant to this Article 4) which are in the nature of compensation and contingent upon such Change in Control or other event which results in such compensation being subject to the excise tax imposed by Section 4999 of the Code (valued pursuant to Section 280G of the Code) (collectively the “Payments”).

Section 4.02. Initial Treatment of Payments. Executive shall be entitled to receive the full amount of the Payments and, if the amount of the Payments exceeds the maximum amount of the Payments Executive would be entitled to receive without being subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations required to be made as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by the Accounting Firm.

Section 4.03. Redeterminations Based on IRS or Court Ruling. If after the date of the Initial Determination (a) Executive becomes entitled to receive additional Payments (including, without limitation, severance) contingent upon the same Change in Control or other event which results in such compensation being subject to the excise tax imposed by Section 4999 of the Code or (b) Executive becomes subject to the terms of any final binding agreement between Executive and the Internal Revenue Service or any decision of a court of competent jurisdiction which is not appealable or for which the time to appeal has lapsed (a “Final Determination”) and which is contrary to the Initial Determination, then based upon such additional Payments or such Final Determination (as the case may be), the Accounting Firm shall recalculate: (i) the aggregate Payments (such recalculated amount, the “Redetermined Payments”); and (ii) the related excise tax, if any, imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties with respect to such excise tax, are hereinafter referred to as the “Redetermined Excise Tax”).

Section 4.04. Reconciliations Based on Redeterminations. If the aggregate value of the Redetermined Excise Tax exceeds the Excise Tax, then the Company shall pay to Executive an additional payment (a “Supplemental Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest and penalties imposed with respect to such taxes), including any Redetermined Excise Tax, imposed on the Supplemental Gross-Up Payment Executive retains an amount of the Supplemental Gross-Up Payment equal to the Redetermined Excise Tax; provided that if Executive has previously received a Gross-Up Payment, the amount of the Supplemental Gross-Up Payment shall be reduced by the amount of the Gross-Up Payment Executive previously received, so that Executive will be fully reimbursed, but will not receive duplicative reimbursements. If, however, the Excise Tax exceeds the Redetermined Excise Tax, the excess Gross-Up Payment that has been paid to Executive shall be repaid by Executive to the Company. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive’s good faith claim for refund or credit is denied.

Section 4.05. Procedures with Respect to IRS Claims. (a) Executive shall notify the Company in writing of any claim by the Internal Revenue Service relating to any unpaid excise tax applicable to the Payments. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise the Company of the nature of such claim, any assessment under such claim and the date on which such assessment is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).

(b) If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall provide the amount of such payment to Executive and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax, Redetermined Excise Tax or income tax, including interest and penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statue of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c) If after the receipt by Executive of an amount from the Company pursuant to the foregoing, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements above with respect to any contest of an excise tax claim) promptly after such refund or credit has been made to Executive pay to the Company the amount of such refund (together with any interest paid or credited thereon by the taxing authority after deducting any taxes applicable thereto). If, after the receipt by Executive of an amount from the Company hereunder, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then Executive shall have no obligation to repay such amount and the amount of such payment shall offset, to the extent thereof, the amount of the Supplemental Gross-Up Payment required to be paid hereunder and shall be considered part of the Supplemental Gross-Up Payment and subject to gross-up for any taxes (including interest or penalties) associated therewith.

(d) Anything in this Agreement or the 1997 Program to the contrary notwithstanding, in no event shall the vesting of any equity award made to Executive under the 1997 Program, if otherwise subject to acceleration by its terms upon a change in control, be cut back because of tax consequences under Code Section 280G.

ARTICLE 5

SUCCESSORS AND ASSIGNMENTS

Section 5.01. Successors. (a) The Company will require any successor (whether by reason of a Change in Control, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. This Agreement shall not be assignable by the Company except (i) as contemplated by Section 5.01(b), or (ii) to another Person acquiring all or substantially all of the business and/or assets of the Company.

(b) Upon the consummation of the Spin-Off, SpinCo shall assume this Agreement and shall enjoy, succeed to and be solely responsible for the rights, obligations and duties of the Company hereunder and from and after the Spin-Off all references herein to the Company and to Sprint, in each case, shall be deemed to refer to SpinCo and its Subsidiaries.

Section 5.02. Assignment By Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive’s legal guardian or to his devisee, legatee or other designee, as the case may be, or if there is no such designee, to Executive’s estate. Executive’s rights hereunder shall not otherwise be assignable. Executive’s obligations and responsibilities hereunder shall not be assignable under any circumstances and any such assignment or attempted assignment shall be null, void and of no effect.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. Any notice required to be delivered hereunder shall be in writing and shall be addressed if to the Company, to:

6200 Sprint Parkway

Overland Park, KS 66251

Fax:     913-523-7700

Attn:    General Counsel

Copies to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, NY 10017

Fax:     212-450-4800

Attn:    Beverly F. Chase

if to Executive, to Executive’s last known address as reflected on the books and records of the Company

Copies to the Offices of Joseph E. Bachelder:

780 Third Avenue

29th Floor

New York, NY 10017

Fax:     212-319-3070

Attn:    Joseph E. Bachelder

or such other address as such party may hereafter specify for the purpose by written notice to the other party hereto. Any such notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.02. Legal Fees And Expenses. Each party shall be responsible for such parties’ legal fees and expenses incurred in connection with the negotiation and execution of this Agreement.

Section 6.03. Arbitration. Section 6.12 notwithstanding, all disputes, claims, or controversies arising under or in connection with this Agreement, other than those contemplated by Section 6.16, shall be settled exclusively by binding arbitration pursuant to the Federal Arbitration Act administered by JAMS/Endispute in the greater Kansas City area in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes, except that the parties agree that the arbitrator is not authorized or empowered to impose punitive damages on either of the parties. If it is determined that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the arbitrator shall have the authority to modify the provision or term to the minimum extent required to permit enforcement. In the event of such an arbitration proceeding, the Administrator of JAMS/Endispute will appoint the arbitrator.

Section 6.04. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Executive and/or Executive’s beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company.

Section 6.05. Non-exclusivity Of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Executive’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Executive may qualify; provided, however, that the Separation Benefits and the Severance Benefits shall be in lieu of any severance benefits under any such plans, programs, policies or practices.

Section 6.06. Employment Status. Nothing herein contained shall interfere with the Company’s right to terminate Executive’s employment with the Company at any time, with or without Cause, subject to the Company’s obligation, if any, to provide Severance Benefits or Separation Benefits. Executive shall also have the right to terminate his employment with the Company at any time without liability, subject only to Executive’s obligations hereunder.

Section 6.07. Mitigation. (a) In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement or under any other plan, program or arrangement of the Company nor, except as provided below, shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as a result of employment by another subsequent employer.

(b) In the event that, during a Continuation Period Executive becomes eligible for health or other welfare benefits from a new employer which are comparable to and of substantially equivalent value to Executive’s benefits under the Company’s Medical Plans or other welfare plans, Executive’s benefits hereunder shall be appropriately reduced or terminated, in the Company’s sole discretion, to the extent of such comparable benefits available to Executive.

Section 6.08. Entire Agreement. This Agreement represents the entire agreement between Executive and the Company and its affiliates with respect to the subject matter hereof, and supersedes all prior discussions, negotiations, and agreements concerning such tights; provided, however, that any amounts payable to Executive hereunder shall be reduced by any duplicative amounts paid to Executive which are required by any applicable local law in connection with any termination of Executive’s employment. In the event of an inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, arrangement or agreement with Executive, the provisions of this Agreement shall govern.

Section 6.09. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable in connection with Executive’s employment hereunder all federal, state, city, or other taxes as are legally required to be withheld.

Section 6.10. Waiver Of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.11. Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas without reference to principles of conflict of laws.

Section 6.13. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

Section 6.14. Representations and Warranties.

(a) By the Executive.

Executive represents and warrants (i) that Executive has the right and capacity to enter into this Agreement and to be legally bound by it and (ii) that Executive is not a party to any contract or agreement, is not otherwise obligated in any way and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which do or may restrict Executive’s ability to enter into and fully perform Executive’s duties and responsibilities under this Agreement.

(b) By the Company.

The Company represents and warrants that (i) the execution, delivery and performance of this Agreement (and Exhibit B) by the Company has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement (and Exhibit B) on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement (and Exhibit B) does not violate any applicable law, regulation, order, judgment or decree or any agreement or plan to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement (and Exhibit B) by the parties hereto, each will be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Section 6.15. Executive’s Covenants.

(a) Principles of Business Conduct.

Executive shall adhere in all respects to the Company’s Principles of Business Conduct (or any successor code of conduct) as in effect on the Effective Date and as they may from time to time be established, amended, or terminated.

(b) Proprietary Information.

Executive acknowledges that during the course of his employment he will learn or develop Proprietary Information. Executive further acknowledges that unauthorized disclosure or use of such Proprietary Information, other than in discharge of Executive’s duties, will cause the Company irreparable harm. Except in the course of his employment with the Company under this Agreement, in the pursuit of the business of the Company, or as otherwise required in employment with the Company, Executive shall not, during the course of his employment or at any time following termination of his employment, directly or indirectly, disclose, publish, communicate, or use on his behalf or another’s behalf, any Proprietary Information. If during or after his employment Executive has any questions about whether particular information is Proprietary Information he shall consult with the Company’s General Counsel. Anything herein to the contrary notwithstanding, this Section 6.15(b) shall not apply (i) if disclosure is required by law or by any court, arbitrator, or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make available such information, provided, however that Executive will promptly notify the Company in writing upon receiving a request for such information and, if the Company requests, reasonably cooperate with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information or (ii) with respect to any litigation or arbitration involving this Agreement; provided, however, that Executive shall be obligated under this Section 6.15(b)(ii) to take all such actions and precautions as may be reasonably necessary or advisable to ensure that such Proprietary Information is disclosed only to the limited extent required with respect thereto.

Executive also agrees to disclose promptly to the Company any information, ideas, or inventions made or conceived by him that result from or are suggested by services performed by him for the Company under this Agreement, and to assign to the Company all rights pertaining to such information, ideas, or inventions. Knowledge or information of any kind disclosed by Executive to the Company shall be deemed to have been disclosed without obligation on the part of the Company to hold the same in confidence, and the Company shall have the full right to use and disclose such knowledge and information without compensation to Executive beyond that specifically provided in this Agreement; provided, however, that this Agreement shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless: (i) the invention relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development; or (ii) the invention results from any work performed by Executive for the Company.

(c) Non-Competition.

(i) During Executive’s employment with the Company and during the Non-Compete Period, Executive shall not engage in Competitive Employment, whether paid or unpaid and whether as a consultant, employee, or otherwise. If Executive ceases to be employed by the Company as a result of a Severance or Separation Event or because of the sale, divestiture, or other disposition by the Company of a subsidiary, division, or other divested unit employing Executive, this provision shall continue to apply during the Non-Compete Period, except that Executive’s continued employment by the subsidiary, division, or other divested unit disposed of by the Company shall not be deemed a violation of this provision. If a court or arbitrator determines that this Section 6.15(c) or the definitions of Non-Compete Period, Competitive Employment or Competitor are too broad, Executive and the Company agree that the court or arbitrator should modify the applicable provision or provisions to the extent (but not more than is) necessary to make such provision or provisions enforceable.

(ii) In the event that following Abandonment of the Spin-Off Executive elects in a prior written notice delivered to the Company to forego his rights to payment of future Severance Amounts or Separation Amounts, as the case may be, in consideration of the Company’s agreement to a reduction in the Non-Compete Period, the parties agree that Executive will not be in breach of the covenant contained in this Section 6.15(c) in respect of activities commenced after the Company’s receipt of such notice, and in each such case the Company’s obligation to pay Severance Amounts or Separation Amounts, as the case may be, shall cease on the date Executive commences the employment contemplated by such election.

(d) Inducement of Employees, Customers and Others.

During the course of carrying out his duties hereunder during Executive’s employment with the Company, and during the Non-Compete Period, Executive may not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer business to any Competitor, and Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Competitor.

(e) No Adverse Actions.

During the Non-Compete Period, Executive shall not, without the prior written consent of the Company, in any manner, solicit, request, advise, or assist any other person or entity to (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control or (b) seek to control in any material manner the Board.

(f) Return of Property.

Executive shall, upon his Termination Date, return to the Company all property of the Company in his possession, including all notes, reports, sketches, plans, published memoranda or other documents, whether in hard copy or in electronic form, created, developed, generated, received, or held by Executive during his employment, concerning or related to the Company’s business, whether containing or relating to Proprietary Information or not. Executive shall not remove, by e-mail, by removal of computer discs or hard drives, or by other means, any of the above property containing Proprietary Information, or reproductions or copies thereof, or any apparatus from the Company’s premises without the Company’s written consent. Anything herein to the contrary notwithstanding, nothing in this Section 6.15(f) will prevent Executive from retaining a personal home computer and papers and other materials of a personal nature, including personal diaries, calendars and personal rolodexes, personal information relating to Executive’s compensation or relating to the reimbursement of expenses, personal information that Executive reasonably believes are needed for tax purposes and copies of the Company’s compensatory plans, programs and agreements relating to Executive’s compensation as an employee.

(g) Mutual Nondisparagement.

Executive agrees to refrain from making any public statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director. The Company agrees to refrain from making any public statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive. For the avoidance of doubt, it is understood that the casual expression of opinions in a social setting shall not be considered disparagement.

(h) Assistance with Claims.

Executive agrees that, consistent with Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company in the defense of any claims or potential claims that may be made or threatened to be made against it in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) and will assist the Company in the prosecution of any claims that may be made by the Company in any Proceeding, to the extent that such claims may relate to Executive’s services provided under this Agreement. Executive agrees, unless precluded by law, to promptly inform the Company if Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Executive also agrees, unless precluded by law, promptly to inform the Company if Executive is asked to assist in any investigation (whether governmental or private) of the Company (or its actions), regardless of whether a lawsuit has then been filed against the Company with respect to such investigation. The Company agrees to reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees.

Section 6.16. Material Inducement; Specific Performance; Forfeiture.

(a) If any provision of Section 6.15 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Company and Executive agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(b) (i) Executive acknowledges that a material part of the inducement for the Company to provide the salary and benefits evidenced hereby is Executive’s covenants set forth in Section 6.15 and that the covenants and obligations of Executive with respect to nondisclosure and nonsolicitation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that, if Executive shall materially and willfully breach any of those covenants following termination of employment, the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post a bond) restraining Executive from committing any violation of the covenants and obligations contained in Section 6.15 and if Executive shall materially and willfully breach any of subsections (b) - (h) of Section 6.15 the Company shall have no further obligation to pay Executive any benefits otherwise payable hereunder. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as an arbitrator (or court) shall reasonably determine.

(ii) In the event of Executive’s material and willful breach of any provision of subsections (b)-(h) of Section 6.15 or in the event that any representation and warranty contained in Section 6.14 is not true: (x) Executive shall have no right to any Severance or Separation Benefits yet to be paid or provided hereunder; and (y) all then outstanding Awards shall immediately terminate and be of no force or effect.

Section 6.17. Section 409A. The intent of the parties is that the compensation arrangements under this Agreement will be in full compliance with Section 409A of the Code (“409A”) and the parties agree that to the extent any provision hereof would be in violation thereof it will be adjusted in such manner as the parties will mutually agree to be in compliance with 409A and to maintain the intent hereof to the maximum extent possible.

ARTICLE 7

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below.

“Abandonment of the Spin-Off” means the formal announcement by SPRINT in (i) a press release issued by SPRINT or (ii) an Exchange Act filing with the Securities and Exchange Commission, in either case that Sprint has determined not to proceed with the Spin-Off.

“Accounting Firm” has the meaning accorded such term in Section 4.01.

“Accrued Benefits” has the meaning accorded such term in Section 3.03.

“Accrued Compensation” has the meaning accorded such term in Section 3.03.

“Additional Benefits” has the meaning accorded such term in Section 3.03.

“Affiliate” and “Associate” have the respective meanings accorded to such terms in Rule 12b-2 under the Exchange Act as in effect on the Effective Date.

“Agreement” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Appraiser” has the meaning accorded such term in Section 4.01.

“Awards” has the meaning set forth in Section 3.02.

“Base Salary” has the meaning accorded such term in Section 2.01.

“Basic Target Bonus Amount” has the meaning accorded such term in Section 2.02.

“Beneficial Ownership” A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “beneficially own,” securities pursuant to Rule 13d-3 under the Exchange Act as in effect on the Effective Date.

“Board” means the Board of Directors of SPRINT prior to the Spin-Off and the Board of Directors of SpinCo after the Spin-Off, as the case may be.

“Cause” means termination upon (A) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, or (B) the willful engaging by Executive in conduct that is a serious violation of the Company’s Principles of Business Conduct, (C) the willful engaging by Executive in conduct that is demonstrably and materially injurious to the Company or (D) discovery that any representation and warranty of Executive contained in Section 6.14 is untrue. For purposes of this definition, and for all purposes of this Agreement, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company. Failure to meet performance expectations, unless willful, continuing, and substantial shall not be considered “Cause.”

“Change in Control” means the occurrence of any of the following events:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the Exchange Act including, without limitation, Rule 13d-5(b)) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of SPRINT that represent 30% or more of the combined voting power of SPRINT then outstanding voting securities, other than

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by SPRINT or any person controlled by SPRINT or by any employee benefit plan (or related trust) sponsored or maintained by SPRINT or any person controlled by SPRINT, or

(B) an acquisition of voting securities by SPRINT or a Person owned, directly or indirectly, by the holders of at least 50% of the voting power of SPRINT’s then outstanding securities in substantially the same proportions as their ownership of the stock of SPRINT, or

(C) an acquisition of voting securities pursuant to a transaction described in clause (iii) below that would not be a Change in Control under clause (iii);

(ii) a change in the composition of the Board that causes less than a majority of the directors of SPRINT to be directors that meet one or more of the following descriptions:

(A) a director who has been a director of SPRINT for a continuous period of at least 24 months, or

(B) a director whose election or nomination as director was approved by a vote of at least two-thirds of the then directors described in clauses (ii)(A), (B), or (C) by prior nomination or election, but excluding, for the purpose of this subclause (B), any director whose initial assumption of office occurred as a result of an actual or threatened (y) election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board or (z) tender offer, merger, sale of substantially all of SPRINT’s assets, consolidation, reorganization, or business combination that would be a Change in Control under clause (iii) on consummation thereof, or

(C) who were serving on the Board as a result of the consummation of a transaction described in clause (iii) that would not be a Change in Control under clause (iii);

(iii) the consummation by SPRINT (whether directly involving SPRINT or indirectly involving SPRINT through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of SPRINT’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than in a transaction

(A) that results in SPRINT’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of SPRINT or the person that, as a result of the transaction, controls, directly or indirectly, SPRINT or owns, directly or indirectly, all or substantially all of SPRINT’s assets or otherwise succeeds to the business of SPRINT (SPRINT or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction or

(B) after which more than 50% of the members of the board of directors of the Successor Entity were members of the Board at the time of the Board’s approval of the agreement providing for the transaction or other action of the Board approving the transaction (or whose election or nomination was approved by a vote of at least two-thirds of the members who were members of the Board at that time), and

(C) after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, no person or group shall be treated for purposes of this clause (C) as beneficially owning 30% or more of combined voting power of the Successor Entity solely as a result of the voting power held in SPRINT prior to the consummation of the transaction; or

(iv) a liquidation or dissolution of SPRINT other than in connection with a transaction described in (iii) above that would not be a Change in Control thereunder.

For purposes of clarification, (x) a change in the voting power of SPRINT voting securities based on the relative trading values of SPRINT’s then outstanding securities as determined pursuant to SPRINT’s Articles of Incorporation or (y) an acquisition of SPRINT securities by SPRINT that, in either case, by itself (or in combination only with the other event listed in this sentence) causes the SPRINT voting securities beneficially owned by a person or group to represent 30% or more of the combined voting power of SPRINT then outstanding voting securities is not to be treated as an “acquisition” by any person or group for purposes of clause (i) above. For purposes of clause (i) above, SPRINT makes the calculation of voting power as if the date of any relevant acquisition were a record date for a vote of SPRINT’s shareholders, and for purposes of clause (iii) above, SPRINT makes the calculation of voting power as if the date of the consummation of the transaction were a record date for a vote of SPRINT’s shareholders. For the avoidance of doubt, from and after the Spin-Off references to SPRINT in this definition of Change in Control shall be deemed references to SpinCo.

“CIC Bonus Amount” has the meaning accorded such term in Section 3.03.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” has the meaning accorded such term in Section 2.01.

“Company” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Compensation” has the meaning accorded such term in Section 2.05.

“Competitive Employment” means the direct or indirect performance of duties or responsibilities, whether as an employee or otherwise for a Competitor, including, without limitation, the ownership of any interest in, the provision of any financing, management or advisory services to, any connection with or being a principal, partner or agent of any Competitor; provided that Executive may passively own less than 1% of the outstanding shares of any Competitor whose shares are traded in the public market.

“Competitor” means (i) after the Spin-off, any business that competes with any material portion of the business of SpinCo as its business (including its geographic scope) exists from time to time and (ii) before the Spin-off, the following businesses:

Alltel Corporation

BellSouth Corporation

CenturyTel, Inc.

Citizens Communications

Qwest Communications International

SBC Communications Inc.

Verizon Communications Inc.

“Constructive Discharge” means the occurrence of any of the following circumstances without Executive’s prior written consent unless the circumstances are fully corrected before the Termination Date specified in the notice of termination given in respect thereof: (i) the removal of Executive from his position as Chief Executive Officer of Sprint’s Local Telecommunications Division; (ii) a reduction in the aggregate amount of Executive’s Base Salary and Basic Target Bonus Amount (other than an across-the-board reduction similarly affecting all Senior Officers); (iii) the Company’s requiring that Executive be based anywhere other than the Kansas City metropolitan area (or any other location to which the Executive has consented to be relocated), except for required travel on business; (iv) the Abandonment of the Spin-Off; or (v) following the Spin-Off, any executive of SpinCo other than Executive serving as Chairman of the Board.

“Continuation Period” means, except as provided by Section 6.15(c)(ii), the 18 month period following a Separation Event or the 24 month period following a Severance Event, as the case may be.

“Disability” means termination of employment under circumstances that would make Executive eligible to receive benefits under the Company long-term disability plan.

“Dividend Equivalents” has the meaning accorded such term in the 1997 Program.

“Division” means any distinct group or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

“Effective Date” has the meaning accorded such term in Section 1.01.

“Employment Term” has the meaning accorded such term in Section 1.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excise Tax” has the meaning accorded such term in Section 4.01.

“Executive” has the meaning accorded such term in the introductory paragraph of this Agreement.

“409A” has the meaning set forth in Section 6.17.

“Fair Market Value” has the meaning accorded such term in the 1997 Program.

“Final Determination” has the meaning accorded such term in Section 4.03.

“First Annual Award” has the meaning accorded such term in Section 2.04.

“FON Common Stock” means the Company’s FON Common Stock, Series 1, $2.00 par value per share.

“Good Reason” means without the Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Termination Date specified in the notice of termination given in respect thereof;

(i) the assignment to Executive of any duties inconsistent with Executive’s status as provided under the provisions of Section 1.01(a) or 1.01(b), as applicable, or a substantial adverse alteration in the nature or status of Executive’s responsibilities or organizational reporting relationships from those in effect immediately before the Change in Control or any downgrading of Executive’s title or position from that in effect immediately before the Change in Control;

(ii) a reduction by the Company in Executive’s Base Salary or Basic Target Bonus Amount as in effect on the Effective Date or as the same may be increased from time to time, except for across-the-board salary or bonus reductions similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

(iii) the failure by the Company, without Executive’s consent, to pay to Executive any portion of Executive’s current compensation within 7 days of the date it is due, except pursuant to an across-the-board compensation deferral similarly affecting all officers of the Company and all officers of any business entity or entities in control of the Company;

(iv) (A) the relocation of the Company’s principal executive offices without Executive’s consent to a location outside the metropolitan area in which such offices are located immediately before the Change in Control; or (B) the Company’s requiring Executive to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business.

(v) a substantial and involuntary adverse alteration in the physical conditions under or in which Executive is expected to perform Executive’s duties, other than an alteration similarly affecting all officers of the Company and all officers of any person in control of the Company;

(vi) the Company’s failure to continue in effect any compensation plan in which Executive participated immediately before the Change in Control and that is material to Executive’s total compensation, including but not limited to the 1997 Program, the Short-Term Incentive Plan or any substitute plans adopted before the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan providing compensation substantially comparable in the aggregate, or the Company’s failure to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other Senior Officers, as existed at the time of the Change in Control;

(vii) the Company’s failure to continue to provide Executive with benefits substantially similar in the aggregate to those he enjoyed under any of the Company’s employee benefit plans in which Executive was participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such benefits;

(viii) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5.01 hereof;

(ix) the Company’s attempt to terminate Executive’s employment without complying with the procedures set forth in Section 1.02; any such attempt shall not be effective;

(x) the Abandonment of the Spin-Off; or

(xi) following the Spin-Off, any executive of SpinCo other than Executive serving as Chairman of the Board.

“Gross-Up Payment” has the meaning accorded such term in Section 4.02.

“Initial Options” has the meaning accorded such term in Section 2.03.

“Initial RSUs” has the meaning accorded such term in Section 2.03.

“Medical Plans” means the medical care plans (or any successor medical plans adopted by the Company) in which Executive participates, as in effect immediately prior to the relevant event (subject to changes in coverage levels applicable to all employees generally covered by such Plans).

“1997 Program” has the meaning accorded such term in Section 2.03.

“Non-Compete Period” means, except as provided by Section 16.15(c)(ii), the 18-month period beginning on the Termination Date. If the Executive breaches or violates any of the covenants or provisions of this Agreement, the running of the Non-Compete Period shall be tolled during the period the breach or violation continues.

“Option Termination Date” has the meaning accorded such term in Section 3.02.

“Payments” has the meaning accorded such term in Section 4.01.

“Person” means an individual, corporation, partnership, association, trust or any other entity or organization.

“Proceeding” has the meaning accorded such term in Section 6.15.

“Proprietary Information” means trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of the Company or the Company’s affiliates, including but not limited to: computer programs, unpatented or unpatentable inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development results and plans; business and strategic plans; sales forecasts and plans; personnel information, including the identity of other employees of the Company, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions; provided such information described above in the definition of Proprietary Information: (i) has not been made known generally to the public (other than as a result of Executive’s breach of this Agreement); (ii) is useful or of value to the current or anticipated business, or research or development activities of the Company or of any customer or supplier of the Company, or (iii) has been identified in writing to Executive as confidential by the Company.

“Pro-Rata Bonus Amount” has the meaning accorded such term in Section 3.04.

“Qualifying Event” has the meaning accorded such term in Section 3.01.

“Redetermined Excise Tax” has the meaning accorded such term in Section 4.03.

“Redetermined Payments” has the meaning accorded such term in Section 4.03.

“Senior Officer” means any person who is an officer of SPRINT within the meaning of Section 16 of the Exchange Act (or any successor statute or statutes thereto), and the rules and regulations promulgated thereunder.

“Separation Amount” has the meaning accorded such term in Section 3.04.

“Separation Benefits” has the meaning accorded such term in Section 3.04.

“Separation Event” has the meaning accorded such term in Section 3.01.

“Severance Amount” has the meaning accorded such term in Section 3.03.

“Severance Benefits” has the meaning accorded such term in Section 3.03.

“Severance Event” has the meaning accorded such term in Section 3.01.

“Short-Term Incentive Plan” means the Company’s Management Incentive Plan and any other successor plans specifically approved for this purpose by the Board or the Committee, as the case may be.

“Spin-Off” means the spin-off resulting in a single publicly-traded entity which owns, directly or indirectly, all or substantially all of the local telecommunications businesses of Sprint as contemplated by the Agreement and Plan of Merger entered into as of December 15, 2004 by and among Sprint Corporation, a Kansas corporation, Nextel Communications, Inc., a Delaware corporation and S-N Merger Sub, a Delaware corporation wholly owned by Sprint. For purposes of the preceding sentence, “publicly-traded entity” means an entity all or substantially all of the Voting Securities of which are traded on the New York Stock Exchange, NASDAQ or other nationally recognized stock exchange and not more than 30% of the Voting Securities of which are owned immediately following the Spin-Off, by any “person” or “group” (as those terms are used in Sections 13(d), and 14(d) of the Exchange Act including, without limitation, Rule 13d-5(b)) (ownership for this purpose meaning “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act)).

“SpinCo” means the business entity which following the Spin-Off owns the businesses spun off in the Spin-Off and its Subsidiaries.

“SPRINT” has the meaning accorded such term in the introductory paragraph of this Agreement. Anything herein to the contrary notwithstanding, from and after the Spin-Off, where appropriate to the intention of the parties, references to SPRINT shall be deemed references to SpinCo.

“Subsidiary” of any Person means any other Person of which securities or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“Successor Entity” has the meaning accorded such term in the definition of Change in Control.

“SUMC” has the meaning accorded such term in the introductory paragraph of this Agreement.

“Supplemental Gross-up Payment” has the meaning accorded such term in Section 4.04.

“Termination Date” means (i) in the case of a termination of Executive’s employment by reason of Executive’s death, the date of Executive’s death, (ii) in the case of a termination of Executive’s employment without Cause, for disability or for Good Reason, the date which is thirty (30) days after the date notice of termination is given, and (iii) in all other cases, the date given in the notice of termination but in no event later than the 60th day after the date on which such notice is given; provided, however, that no prior notice is required for a termination for Cause.

“Voting securities” has the meaning accorded such term in the definition of Change in Control.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, to be effective as set forth in Section 1.01.

EXECUTIVE	SPRINT CORPORATION

/s/ Daniel R. Hesse	By:	/s/ James G. Kissinger
Daniel R. Hesse		Name:	James G. Kissinger
		Title:	Senior Vice President-Human Resources

SPRINT/UNITED MANAGEMENT COMPANY

	By:	/s/ James G. Kissinger
		Name:	James G. Kissinger
		Title:	Senior Vice President-Human Resources

EXHIBIT A

Business, Civic and Charitable Boards

Nokia Corporation

VF Corporation

The National Governorship of the Boys and Girls Clubs of America

EXHIBIT B

Form of

Award Agreement

THIS AWARD AGREEMENT (the “Agreement”) is entered into as of June 7, 2005 (the “Grant Date”), by and between SPRINT CORPORATION, a Kansas corporation (together with its direct and indirect subsidiaries, “Sprint”) and Daniel R. Hesse (the “Executive”), an employee of Sprint, for the grant of options and restricted stock units with respect to Sprint’s FON Common Stock, par value $2.00 per share (“FON Stock”).

IN CONSIDERATION of the mutual covenants and agreements set forth in this Agreement, the parties agree to the following.

Defined Terms Incorporated from 1997 Long-Term Stock Incentive Program

Capitalized terms used in this Award Agreement and not defined herein shall have the meanings set forth in Sprint’s 1997 Long-Term Stock Incentive Program (the “Program”) or in an employment agreement, dated as of June 7, 2005 by and among Sprint, Sprint/United Management Company, a Kansas corporation and subsidiary of Sprint, and Executive (the “Employment Agreement”), except that if the same capitalized term is defined in both the Program and the Employment Agreement, such capitalized term shall have the meaning set forth in the Employment Agreement.

Grant of Stock Options

Sprint hereby grants to Executive under the Program options to buy 408,000 shares of FON Stock at an exercise price equal to the Fair Market Value per share on the Grant Date (the “Option”). The Option becomes exercisable on each of the first four anniversaries of the Grant Date at a rate of 25% of the total number of shares subject to the Option and expires on the 10th anniversary of the Grant Date. The Option is governed by, and this Agreement hereby incorporates, the Standard Terms of Options set forth in Section 6(g) of the Program except as provided under the caption “Terms Different from Standard Terms” below.

Grant of Restricted Stock Units

Sprint hereby grants to Executive under the Program 157,000 FON restricted stock units (the “RSUs”). Each RSU represents the unsecured right to require Sprint to deliver to Executive one share of FON Stock. With respect to 100% of the RSUs, the “vesting date” and “delivery date” is on the third anniversary of the Grant Date. The RSUs are governed by, and this Agreement hereby incorporates, the Standard Terms of Other Stock Unit Awards set forth in Section 9(c) of the Program except as provided under the caption “Terms Different from Standard Terms” below.

Terms Different from Standard Terms

(a) The Grant Date of the Option and the RSUs shall be the Effective Date under the Employment Agreement.

(b) Notwithstanding the provisions of the Program, in the event that a Severance Event or a Separation Event occurs during the Employment Term, subject to Executive’s not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement the Option and RSUs shall continue to vest during the Continuation Period and, to the extent not vested on the last day of the Continuation Period, shall become immediately vested and non-forfeitable (and, in the case of the Option, exercisable) on that day. Subject to Executive’s not being in willful and material breach of subsections (b)-(h) of Section 6.15 of the Employment Agreement, the Option shall remain exercisable until the expiration of six months following the last day of the Continuation Period. For the avoidance of doubt, in the event of a Change in Control the entitlements set forth in the two preceding sentences shall apply whether the Change in Control occurs during or after the first year following the Grant Date.

(c) For the avoidance of doubt, upon termination of Executive’s employment by reason of death or Disability, the Option and RSUs shall fully vest and, in the case of death, the Option shall continue to be exercisable for 12 months following death and, in the case of Disability, the Option shall continue to be exercisable for 60 months following the date of Disability. The entitlements set forth in the preceding sentence shall apply whether death or Disability occurs during or following the first 12 months from the Grant Date.

(d) The limitation on acceleration of vesting under Section 6(g)(viii) and Section 9(c)(iv) of the Program, relating to payments or benefits contingent on a change in control within the meaning of Code Section 280G, does not apply to the Option or RSUs.

(e) In connection with the Spin-Off, (i) the Option shall be adjusted into options relating to the Company and/or SpinCo equity securities in such manner as may be equitably determined by the Committee and (ii) the RSUs shall be converted into restricted stock units of SpinCo having a value equivalent to the RSUs as of the Spin-Off.

(f) If and to the extent that any provision with respect to the Option or the RSUs which is contained in the Employment Agreement is inconsistent with any provision of the Program or this Award Agreement, the provision contained in the Employment Agreement shall govern and such provision shall be deemed incorporated herein as fully as if set forth herein.

(g) The occurrence of the Spin-Off shall not constitute the termination of Executive’s employment, the cessation of Executive’s employment or the interruption of Executive’s continuous employment for purposes of the Option, the RSUs or this Award Agreement, provided Executive becomes a full-time employee of SpinCo at the time of the Spin-Off as contemplated by the Employment Agreement.

(h) The Committee shall have no authority whatsoever to cancel or suspend the Option or the RSUs pursuant to Section 14(f) of the Program, and neither the Option nor the RSUs shall be cancelled or suspended pursuant to said Section 14(f), provided that Executive does not commit a material and willful (as that term is defined in the Employment Agreement) breach of any provision of subsections (b)-(h) of Section 6.15 of the Employment Agreement.

Plan Information

Executive hereby acknowledges having read the 1997 Long-Term Stock Incentive Program Plan Information Statement dated February 2005 available on line at

http://ppld.corp.sprint.com/hr/comp/ec.html. To the extent not inconsistent with the provisions of this Agreement, the terms of such information statement and the Program are hereby incorporated by this reference.

IN WITNESS WHEREOF, Sprint has caused this Agreement to be executed by its duly authorized officer and the Executive has executed the same as of the Grant Date.

SPRINT CORPORATION

By:
Authorized Officer

Daniel R. Hesse, “Executive”